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                                                                     EXHIBIT 8.1


                                                                   July 22, 2005


Trinity Partners Acquisition Company Inc.
245 Fifth Avenue, Suite 1600
New York, New York 10016

FreeSeas Inc.
93 Akti Miaouli
Piraeus, Greece

The Shareholders of FreeSeas Inc.
c/o FreeSeas Inc.
93 Akti Miaouli
Piraeus, Greece

         Re:      Trinity Partners Acquisition Company Inc.
                  Merger with FreeSeas Inc.


Ladies and Gentlemen:

                  You have requested our opinion regarding certain United States federal income tax matters relating to the merger of Trinity Partners Acquisition Company Inc. ("Trinity") with and into FreeSeas Inc. ("FreeSeas").

                  In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Agreement and Plan of Merger dated March 24, 2005, entered into by and between Trinity and FreeSeas, as amended, and the Registration Statement and amendments to such Registration Statement filed by FreeSeas on Form F-l (File No. 333-124825) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, through the date hereof (the "Registration Statement"). We also have obtained such additional information as we have deemed relevant and necessary from representatives of Trinity.

                  Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

                  Based on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the captions "Risk Factors" and "Material U.S. Income Tax Consequences" therein, we hereby confirm that the opinions of Seward & Kissel LLP with respect to United States federal income tax matters are those opinions attributed to Seward & Kissel LLP expressed in the Registration Statement under the captions "Material U.S. Federal Income Tax Consequences." It is further our opinion that the tax discussion set forth under the caption "Risk Factors - If the merger does not qualify as a nontaxable reorganization under the U.S. Internal Revenue Code, the transaction may be a taxable event to Trinity's stockholders" in the Registration Statement accurately states our views as to the tax matters discussed therein.

                  Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,



                                                     /s/ SEWARD & KISSEL LLP